UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 30, 2011

United Security Bancshares, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-14549	63-0843362
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 West Front Street
Post Office Box 249
Thomasville, Alabama 36784
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (334) 636-5424

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 5.02(e) of this Current Report on Form 8-K with respect to the Separation Agreement and Mutual Release, dated as of June 30, 2011 (the “Separation Agreement”), by and among R. Terry Phillips, United Security Bancshares, Inc. (the “Company”), and First United Security Bank (the “Bank”), is incorporated by reference.

Item 1.02	Termination of a Material Definitive Agreement.

Due to the resignation of Mr. Phillips from the Company and the Bank as described in Item 5.02(b) of this Current Report on Form 8-K, Mr. Phillips’ Employment Agreement, dated as of January 1, 2000, as amended, among Mr. Phillips, the Company, and the Bank, and the Director Retirement Agreement, dated as of October 17, 2002, as amended, among Mr. Phillips, the Company, and the Bank, have terminated.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)       On June 30, 2011, Mr. Phillips notified the Board of Directors of his resignation as President and Chief Executive Officer of the Company and the Bank and his resignation as a member of the Board of Directors of the Company and the Bank, both effective as of June 30, 2011.

(c)       The Board of Directors will fill the vacancy created by Mr. Phillips’ resignation in accordance with the Management Succession Policy of the Company and the Bank.  The Management Succession Policy provides that an Executive Management Committee, under the leadership of a Chairman, will manage the Company and the Bank until the Board of Directors identifies and engages a permanent successor.  The Board of Directors has appointed Mr. Julius Daniel Matheson, III, the Bank’s Chief Investment Officer, to serve as the Chairman of the Executive Management Committee.  Other members of the Executive Management Committee include the Bank’s Chief Financial Officer, Robert Donald Steen; the Bank’s Chief Credit Officer, Craig Bradley Nelson; the Bank’s Senior Loan Officer, Donald Phillip Maughan, II; the Bank’s Executive Vice President, Branch Administration, and Senior Loan Officer, Eric Hudson Mabowitz; and Acceptance Loan Company, Inc.’s Chief Executive Officer and President, William Christopher Mitchell.  In connection with Mr. Matheson’s appointment as Chairman of the committee, he will receive an additional $2,500 per week as compensation for his services.  Mr. Matheson has served as Investment Officer of the Company since May 2001 and as Senior Vice President, Investment Officer of the Bank since 1996.  Mr. Matheson further serves as Senior Vice President of Synovus Securities and is the owner and President of R2Metrics, Inc., a provider of investment and asset and liability management software, analytics, and consulting services for banks, which was owned by the Bank until January 1, 2009.

A search committee of the Board of Directors has begun to undertake a comprehensive search to identify and engage a permanent successor to Mr. Phillips.  The search committee is expected to consider both internal and external candidates who bring appropriate skills and experience to the Company and the Bank.

(e)       On June 30, 2011, Mr. Phillips, the Company, and the Bank entered into the Separation Agreement in connection with his departure described in Item 5.02(b) of this Current Report on Form 8-K.  Under the terms of the Separation Agreement, Mr. Phillips will receive a lump sum severance payment equal to nine months salary, including his accrued but unused vacation, totaling $281,250, title to his current Company vehicle, a payment of $18,000 for premiums for health insurance coverage, the ability to continue as a participant in the Company’s group health plan for three (3) years or less if Mr. Phillips obtains comparable coverage due to subsequent employment, and the option to convert his Company-provided term life insurance policy to an individual policy.  Additionally, the Company and the Bank intend to further amend the Salary Continuation Agreement, dated September 20, 2002, as amended, entered into by and among Mr. Phillips, the Company, and the Bank, to provide that Mr. Phillips will receive payments beginning at age 65 and continuing for fifteen years in the amount of $75,000 per year.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed herewith as Exhibit 10.1 and incorporated by reference.

Item 8.01	Other Events.

On July 1, 2011 and July 5, 2011, the Company issued press releases announcing the matters described in Items 5.02(b), (c), and (e) of this Current Report on Form 8-K.  Copies of the press releases are attached as Exhibit 99.1 and Exhibit 99.2 and are furnished to, but not filed with, the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit No.	Exhibit

	10.1	Separation Agreement and Mutual Release by and among R. Terry Phillips, United Security Bancshares, Inc., and First United Security Bank, dated June 30, 2011

	99.1	Press Release issued by United Security Bancshares, Inc., dated July 1, 2011

	99.2	Press Release issued by United Security Bancshares, Inc., dated July 5, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 6, 2011	UNITED SECURITY BANCSHARES, INC.

	By:	/s/ Hardie B. Kimbrough
	Name:	Hardie B. Kimbrough
Chairman of the Board of Directors